Exhibit 99

                    Press Release, dated October 21, 1996

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             [LETTERHEAD OF ISB FINANCIAL CORPORATION]


                       FOR IMMEDIATE RELEASE


                         October 21, 1996


For further information contact:
Larrey G. Mouton
President & Chief Financial Officer
(318) 365-2361


       ISB Financial Completes Jefferson Bancorp Acquisition
                        NASDAQ/NMS: "ISBF"


    New Iberia, Louisiana--ISB Financial Corporation ("ISBF), the holding company for Iberia Savings Bank, announced today that, subsequent to the close of business on October 18, 1996, it completed the acquisition of Jefferson Bancorp Inc ("JEBC"), the holding company for Jefferson Federal Savings Bank.

    Under the terms of the acquisition agreement, overwhelmingly approved by JEBC's stockholders, each shareholder of JEBC will receive a cash payment of $23.00 for each share surrendered. JEBC shareholders will receive correspondence from Register & Transfer Company, ISBF's exchange agent, containing complete instructions on how to surrender JEBC stock certificates.

    Larrey G. Mouton, ISBF's president and chief executive officer remarked, "We look forward to providing Jefferson customers with the same high level of service they have enjoyed in the past. Additionally, customers will benefit from new services including debit cards, over-draft protection services, expanded ATM services and a broad range of mortgage, consumer and commercial services."

    At September 30, 1996, Iberia Savings Bank's assets totaled $685.8 million and JEBC's assets totalled $263.9 million.

    Upon consummation of the sale, Jefferson Federal Savings bank converted to a Louisiana savings bank under the name "Jefferson Bank" and will operate as a separate subsidiary of ISBF. Boyd R. Boudreaux, former Senior Vice President at Iberia Savings Bank, has been named president and chief executive officer at Jefferson Bank. Former Jefferson President and Chief Executive Officer Karen L. Knight will continue as a director of Jefferson Bank and has been added to the board of directors of ISBF.


                               MORE


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                                                ISBF Completes JEBC Acquisiton
                                                October 21, 1996
                                                Page 2 of 2




    Iberia Savings Bank, in its 109th year of service, is a community-oriented bank which presently operates a network of 18 full-service offices located in New Iberia, Lafayette, Jeanerette, Franklin, Morgan City, St. Martinville, Abbeville, Kaplan, Crowley and Rayne.

    Established in 1954, Jefferson Bank operates seven full-service offices located in Gretna, Metairie, River Ridge, Algiers, Terrytown and Marrero.

    Iberia Savings Bank and Jefferson Bank are member FDIC institutions.
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